Exhibit 99.1

For additional information contact: Richard S. DeRose (703) 293-7901 For release: November 12, 2009

Information Analysis Inc. Reports Third Quarter Profitable Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for its third fiscal quarter ended September 30, 2009. Revenues were $1,988,000, compared to $1,596,000 reported in the third quarter 2008. The information technology services company reported net income of $122,000, or $0.01 per share basic and diluted, compared to a net loss of $71,000 or $0.00 per share basic and diluted, in the third quarter 2008.

     For the nine months ended September 30, 2009, IAI’s revenues were $4,787,000, compared to revenues of $5,042,000 for the same period in 2008. The Company reported net income of $66,000, or $0.01 per share basic and diluted, compared to a net loss of $269,000, or ($0.02) per share basic and diluted, reported for the comparable 2008 period.

     “The Company increased revenue and profit in the third quarter in comparison to last year’s third quarter. Additionally, as a result of our continuing investment in sales and marketing , we have been awarded a number of new contracts in the past few months worth in excess of 3 million dollars,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “There are still a number of bid opportunities outstanding for new business, which should allow our profitability to continue to grow.” “We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

     Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

     This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2008 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports Third Quarter Profitable Results
November 12, 2009

Information Analysis Incorporated
Statements of Operations
	Three months ended September 30,
(in thousands, except per share data; unaudited)	2009	2008
Revenue:
Professional fees	$1,302	$1,261
Software sales	686	335

Total revenue	1,988	1,596

Cost of goods sold and services provided:
Cost of professional fees	751	870
Cost of software sales	580	235

Total cost of sales	1,331	1,105

Gross margin	657	491
Selling general & administrative expense	536	568

Income (loss) from operations	121	(77)
Other income, net	1	6

Income (loss) before income taxes	122	(71)
Provision for income taxes	--	--

Net income (loss)	$122	$(71)

Earnings (loss) per common share:
Basic	$0.01	$(0.01)

Diluted	$0.01	$(0.01)

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,208,403	11,196,760

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Information Analysis Reports Third Quarter Profitable Results
November 12, 2009

Information Analysis Incorporated
Statements of Operations
	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2009	2008
Revenue:
Professional fees	$3,601	$4,093
Software sales	1,186	949

Total revenue	4,787	5,042

Cost of goods sold and services provided:
Cost of professional fees	2,295	3,027
Cost of software sales	931	681

Total cost of sales	3,226	3,708

Gross margin	1,561	1,334
Selling general & administrative expense	1,503	1,618

Income (loss) from operations	58	(284)
Other income, net	8	15

Income (loss) before income taxes	66	(269)
Provision for income taxes	--	--

Net income (loss)	$66	$(269)

Earnings (loss) per common share:
Basic	$0.01	$(0.02)

Diluted	$0.01	$(0.02)

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,207,820	11,196,760

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Information Analysis Reports Third Quarter Profitable Results
November 12, 2009

Information Analysis Incorporated
Balance Sheets
	As of	As of
(in thousands; unaudited)	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$942	$1,549
Accounts receivable, net	1,605	1,122
Prepaid expenses	193	470
Other assets	1	1

Total current assets	2,741	3,142

Fixed assets, net	42	56
Other assets	6	6

Total assets	$2,789	$3,204

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$465	$802
Accrued payroll and related liabilities	268	214
Other accrued liabilities	235	31
Deferred revenues	200	603
Income taxes payable	--	2

Total liabilities	1,168	1,652

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid in capital	14,553	14,550
Accumulated deficit	(12,130)	(12,196)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)

Total stockholders' equity	1,621	1,552

Total liabilities and stockholders' equity	$2,789	$3,204

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